UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/28/2005

Wells Real Estate Investment Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-25739

MD	58-2328421
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

The Wachovia Loan

On March 28, 2005, Wells Operating Partnership, L.P. ("Wells OP"), a consolidated subsidiary of Wells Real Estate Investment Trust, Inc. (the "Registrant"), obtained a loan (the "Wachovia Loan") evidenced by a promissory note in the maximum principal amount of $105.0 million from Wachovia Bank, N.A. ("Wachovia"). Wells OP intends to use the proceeds of the Wachovia Loan to fund share redemptions pursuant to the Registrant's share redemption program and for other general business purposes. The Wachovia Loan is secured by a mortgage against a 32-story office building containing approximately 930,000 rentable square feet located at 800 Nicollet Mall in Minneapolis, Minnesota (the "US Bancorp Building").

Borrowings under the Wachovia Loan bear interest at a variable per annum rate equal to the London InterBank Offered Rate ("LIBOR") for a 30-day period plus 0.75%. The Wachovia Loan requires monthly payments of interest only and matures on June 1, 2005 (the "Wachovia Maturity Date"). On the Wachovia Maturity Date, Wells OP is required to repay the entire outstanding principal balance, together with all accrued but unpaid interest. Wells OP may prepay the outstanding principal balance, or any part thereof, at any time without penalty. Wells OP may extend the Wachovia Maturity Date for up to an additional 30 days by providing written notice to Wachovia.

The JP Morgan Loan

On March 30, 2005, Wells OP entered into a term loan agreement (the "JP Morgan Loan") in the maximum principal amount of $45.0 million with JP Morgan Chase Bank, N.A. ("JP Morgan"). Wells OP intends to use the proceeds of the JP Morgan Loan to fund share redemptions pursuant to the Registrant's share redemption program.

Under the terms of the JP Morgan Loan, JP Morgan agrees to make a single disbursement of the JP Morgan Loan, consisting of one or more LIBOR Advances and/or one or more Alternative Base Rate Advances, as elected by Wells OP. LIBOR Advances under the JP Morgan Loan will bear interest at a variable per annum rate equal to the sum of (a) LIBOR for the relevant one, two or three month LIBOR interest period, divided by (b) one minus the reserve requirement, plus 0.75%. The "reserve requirement" means the maximum aggregate reserve requirement that is imposed under Regulation D on Eurocurrency liabilities. Alternative Base Rate Advances under the JP Morgan Loan will bear interest at a variable per annum rate equal to the higher of (i) the prime rate or (ii) the sum of the federal funds effective rate plus 0.50%. The "prime rate" means the prime rate of interest announced from time to time by JP Morgan. The "federal funds effective rate" means the an interest rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System. The JP Morgan Loan matures on July 29, 2005 (the "JP Morgan Maturity Date"). Wells OP may extend the JP Morgan Maturity Date for up to two additional 30-day periods by providing written notice to JP Morgan. Interest only payments on each Alternative Base Rate Advance are payable on the first day of each calendar month. Interest only payments on each LIBOR Advance are payable on the last day of the applicable interest period.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 30, 2005, Wells OP drew down approximately $82.0 million and approximately $45.0 million under the Wachovia Loan and the JP Morgan Loan, respectively, to fund share redemptions pursuant to the Registrant's share redemption program. The draw under the JP Morgan Loan was a 30-day LIBOR Advance. Based on the $82.0 million draw under the Wachovia Loan, the Registrant has approximately $23.0 million in remaining capacity under the Wachovia Loan.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust, Inc.

Date: March 31, 2005.	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President